Exhibit 10.55

42 Longwater Drive
P.O. Box 9149
Norwell, MA 02061-9149

781.792.5000
800.282.0038
www.cleanharbors.com

September 3, 2013

Michael Battles
8 Dearth Circle
Ashland, MA 01720

Dear Mike:

Clean Harbors Environmental Services, Inc. is pleased to offer you the position of SVP and Chief Accounting Officer, reporting directly to me, Jim Rutledge, Vice Chair, President and Chief Financial Officer, Clean Harbors. You will be a member of my Executive Team, and a member of the Clean Harbors Corporate Executive Council (“CEC”), a group of key executives who meet bi-monthly to influence and set strategy for the company, under the direction of the CEO. You will be based out of our Norwell, Massachusetts Corporate headquarters.

The terms set forth in this offer will become effective upon your start date, which is expected to be September 24, 2013.

Your Compensation and Benefits are outlined below:

Base Salary:

Your base compensation will be at the rate of $12,291.67 payable at the mid-point and end of each month ($295,000 annually).

Short Term Incentive:

You will be eligible to participate in the company’s Management Incentive Program (“MIP”), with a bonus target of 30% of your base earnings, and a maximum of 42% of your base earnings.  The MIP program is based on annual achievement of the company’s EBITDA targets. You will also be eligible to participate in an Individual Bonus Plan (“IBP”) with a bonus opportunity of up to 20% of your base salary.  The IBP is based on achievement of individual goals set by you and I.  These programs are subject to annual review and approval by the Compensation Committee of the Board of Directors.

Participation for 2013 will be pro-rated for 2013 earnings.

“People and Technology Creating a Safer, Cleaner Environment”

Long Term Incentive:

You will be eligible to participate in the company’s Performance Based Restricted Stock Program at a rate equivalent to 25% of your base salary, beginning with the 2013-2014 plan year.  The Performance Based Stock Program is based on the company’s achievement of specific goals for Revenue, EBITDA Margin %, and Safety Total Recordable Incident Rate (TRIR).

You will also be eligible to participate in the company’s Time Based Restricted Stock Program, at a rate equivalent to 15% of your base salary.  The Time Based stock program is designed to retain and reward key leaders in the company, and vests over a five year period, beginning on the third year from the anniversary of the stock grant.

The Long Term Incentive Programs are subject to annual review and approval by the Compensation Committee of the Board of Directors.  Both the performance based stock and the time based stock for 2013 will be pro-rated based on your 2013 earnings.

Severance Agreement:

On your six month anniversary with Clean Harbors, you will be eligible for a severance agreement of up to six months’ base salary.  Details of this agreement will be forthcoming.

Sign on Equity:

We are very excited to have you join Clean Harbors in this critical role.  As such, we are offering you an additional 5500 shares of Clean Harbors Stock, to vest as follows:

•                                          1500 shares will vest on or about one (1) year from your start date

•                                          1000 shares will vest on or about two (2) years from your hire date

•                                          1000 shares will vest on or about three (3) years from your hire date

•                                          1000 shares will vest on or about four (4) years from your hire date

•                                          1000 shares will vest on or about five (5) years from your hire date

Vacation and Benefits:

You will accrue vacation at the rate of four weeks per year (pro-rated to date of hire for your first year). You will also be eligible for company benefits including medical, dental, life and disability insurance, 401(k) retirement savings, an employee stock purchase program, and others.  A summary of our benefits is enclosed.

Offer Contingencies:

This offer of employment is contingent upon the following:

•                                          Testing negative in a drug screen for the presence of controlled substances

•                                          Satisfactory results of a criminal background check

•                                          Verification of your legal right to work in the United States under the Immigration Reform and Control Act of 1986 (IRCA)

•                                          Satisfactory Review of your References

•                                          Your review and signature of the Confidentiality and Non-Competition Agreement

•                                          Your review and signature of the Company’s Standards of Ethical Professional Conduct

It is mutually understood that employment with the Company is “at will” in nature, which means an employee may resign at any time and the Company may terminate employment with or without notice.  It is also mutually understood that a continuing condition of your employment is your agreement to comply with the Company’s Standards of Ethical Professional Conduct and with other various Company Policies and Procedures which may be adopted from time to time.

Please sign below, indicating that you have reviewed this offer of employment and accept the provisions as stated.  If you have any questions about this offer of employment or about our company, please feel free to contact me at 781-792-5125, or contact Deirdre Evens, Executive Vice President, Human Resources, at 781-792-5462.

We believe that our employees, in large measure, define our future.  As such, we select employees who have outstanding abilities and potential for continued success.  On behalf of all of us, Mike, welcome to our team and best wishes for a successful career with Clean Harbors.

Sincerely,

/s/ James M. Rutledge

James M. Rutledge
Vice Chair, President and Chief Financial Officer

/s/ Michael Battles	Date:	9/3/13

I have reviewed this offer of “At Will Employment” and I accept the provisions as slated and I understand and agree that my acceptance does not create and shall not be considered nor construed as an employment contract with Clean Harbors.

cc:                                Deirdre Evens, EVP Human Resources